Exhibit 99.1

Mersana Therapeutics Announces First Quarter 2020 Financial Results and Provides Business Update

Recently presented promising XMT-1536 Phase 1 dose escalation data and established maximum tolerated dose, subsequently raising $65M of gross proceeds from the Company’s ATM facility

Company to present interim data from the ongoing XMT-1536 Phase 1 dose expansion on a conference call on May 27, 2020 and at the upcoming American Society of Clinical Oncology (ASCO) 2020 virtual scientific program

CAMBRIDGE, Mass., May 8, 2020 -- Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today reported financial results and provided a business update for the first quarter ended March 31, 2020.

“The Phase 1 dose escalation study demonstrates that XMT-1536 is well tolerated, without the severe neutropenia, peripheral neuropathy, or ocular toxicity commonly seen with other ADC platforms, and delivers confirmed responses and durable stable disease in heavily-pretreated patients. We will provide an early look at the Phase 1 dose expansion data on a conference call and at the upcoming ASCO virtual scientific program and remain on track to reach our goal of progressing XMT-1536 through proof of concept and into registration-enabling studies,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “The COVID-19 crisis has certainly caused disruption, and we are immensely thankful to those healthcare professionals on the front lines who continue to support patients during these uncertain times. Despite the impact of this crisis, we have continued to advance all our novel ADC programs. We will move forward guided by the knowledge that cancer patients with significant unmet medical need are still waiting for clinically meaningful treatment options.”

Recent Highlights and Updates

Clinical Programs

•	Reported updated data from XMT-1536 Phase 1 dose escalation. On March 30, 2020, the Company reported updated efficacy and safety data in heavily pretreated patients with ovarian cancer and non-small cell lung cancer (NSCLC) adenocarcinoma. These data showed that XMT-1536 was generally well tolerated at doses up to 43 mg/m2 and induced confirmed responses and durable stable disease in both ovarian cancer and NSCLC adenocarcinoma with a favorable trend towards higher response rates in patients with higher NaPi2b expression. As disclosed in its conference call on March 30, 2020, the Company has established 43 mg/m2 as the maximum tolerated dose and the dose escalation portion of the study is no longer enrolling patients.

•	XMT-1536 Phase 1 interim expansion abstract accepted for poster session at upcoming ASCO 2020 virtual scientific program. Mersana plans to present interim data from the ongoing expansion on a live conference call and webcast featuring study investigator, Debra L. Richardson, MD, Associate Professor of Gynecologic Oncology at the Stephenson Cancer Center at the University of Oklahoma Health Sciences Center and the Sarah Cannon Research Institute, on Wednesday, May 27, 2020 at 8:00 a.m. ET and at the upcoming ASCO virtual scientific program scheduled for May 29 – 31, 2020. These data will include safety, tolerability and efficacy for patients treated with 36 mg/m2 and 43 mg/m2. Further, these interim data will also report on the current status of the relationship between response and biomarker expression. With a cutoff of May 1, 2020, the ASCO presentation will include 20 RECIST-evaluable ovarian cancer patients and 4 RECIST-evaluable NSCLC patients. Biomarker expression data will be available for the majority of evaluable patients. Additional patients are enrolled in the study but have not yet reached the RECIST evaluation timepoint. Study sites continue to enroll, and patients continue to be monitored under FDA-recommended mitigation strategies for COVID-19.

•	Second clinical candidate, XMT-1592, a Dolasynthen ADC targeting NaPi2b, remains on track to enter the clinic in the second quarter of 2020. In preclinical studies, XMT-1592 has shown four times greater efficacy in a patient-derived lung tumor model in comparison to Dolaflexin, a platform that has already shown success when targeted to NaPi2b. The Phase 1 study will seek to clinically validate the differentiation of XMT-1592 by using the Company’s NaPi2b experience to efficiently progress this candidate through dose escalation. The Company plans to present XMT-1592 preclinical data at the American Association for Cancer Research (AACR) Virtual Annual Meeting scheduled for June 22 – 24, 2020.

Discovery & Platform Progress

•	First-in-class ADC targeting B7-H4 on track for candidate selection in the second half of 2020. B7-H4 is expressed on both tumor cells and immunosuppressive tumor-associated macrophages (TAMs). This provides the potential for both a direct, cytotoxic antitumor effect as well as for additional payload delivery to the tumor microenvironment that can further contribute to immunogenic cell death, dendritic cell activation and stimulation of an immune response consistent with the features of the Company’s unique DolaLock payload. IND-enabling studies are ongoing, and the Company plans to disclose its development candidate and supporting data in the second half of 2020.

•	Disclosure of the first Immunosynthen development candidate on track for the second half of 2020. Immunosynthen, the Company’s novel STING-agonist ADC platform, has generated preclinical data across multiple targets and models showing complete regression of tumors in vivo with a single, well-tolerated dose, consistent with increased cytokine expression and immune cell infiltration within the tumor, and immune memory. The Company plans to present additional preclinical data at the upcoming virtual AACR annual meeting in June 2020 and expects to select its first Immunosynthen development candidate in the second half of 2020.

Corporate

•	New addition to Board to Directors. In April 2020, the Company announced the appointment of Martin H. Huber, M.D., to its Board of Directors. Dr. Huber is the Chief Medical Officer of Xilio Therapeutics. Prior to that, he served as Senior Vice President and Chief Medical Officer at TESARO, Inc.

•	Raised $65M in gross proceeds from ATM facility. On April 7, 2020, Mersana announced that it raised gross proceeds of approximately $65 million through its At-the-Market (ATM) facility with participation based on interest received from Avoro Capital Advisors LLC, Bain Capital Life Sciences, Consonance Capital Investors and David Mott, Mersana’s Chairman of the Board.

Response to COVID-19 and Potential Business Impacts

Mersana continues to monitor the impact of the COVID-19 pandemic on operations and ongoing clinical and preclinical development, as well as discovery efforts. Mitigation activities to minimize COVID-19-related operation disruptions are ongoing and include:

•         In line with guidance from the U.S. Centers for Disease Control and Prevention (CDC) and the state of Massachusetts, the Company has implemented work from home measures for all non-laboratory employees and has suspended all business travel. The Company has also prioritized laboratory activities and implemented staggered schedules in the interest of safety and efficiency for laboratory-based employees.

•	The Company currently works with over 20 investigational sites in different geographic areas across the United States which are enrolling patients in the XMT-1536 Phase 1 study. Consistent with FDA guidance, the Company issued an administrative letter to allow for remote patient monitoring and remote testing, when possible. Most of the study sites continue to enroll patients in the study. At this time and subject to further COVID-19 implications to patient enrollment, the Company expects to be able to present more mature data from the expansion portion of the study in the second half of 2020.

•	Mersana believes it has sufficient inventory of XMT-1536 and XMT-1592 to support its ongoing and planned clinical studies as well as sufficient inventory of advanced intermediates stockpiled in the United States to support more than two years of manufacturing of drug substance and product. At this time and subject to further COVID-19 implications, the Company does not anticipate any disruptions to its clinical supply.

Upcoming Events

•	The Company will present interim data from the XMT-1536 Phase 1 expansion study on a live conference call and webcast on Wednesday, May 27, 2020 at 8 a.m. ET and during a poster session at the American Society of Clinical Oncology (ASCO) 2020 Virtual Scientific Program scheduled for May 29 – 31, 2020.

•	Mersana will give a corporate presentation at the Virtual Jefferies Healthcare Conference scheduled for June 2 – 4, 2020.
•	Mersana will present preclinical data for XMT-1592 and its novel Immunosynthen STING-agonist ADC platform at the AACR Virtual Annual Meeting scheduled for June 22 – 24, 2020.

First Quarter 2020 Financial Results

Cash, cash equivalents and marketable securities as of March 31, 2020, were $78.4 million, compared to $99.8 million as of December 31, 2019. Net cash used in operating activities in the first quarter of 2020 was $21.2 million compared to $24.7 million for the same period in 2019. Net cash used in operating activities increased in the first quarter of 2020 compared to $12.6 million in the fourth quarter of 2019 due to the timing of compensation payments and a reduction of the accounts payable balance.

On April 7, 2020 the Company raised approximately $65.0 million in gross proceeds through the sale of approximately 8.9 million shares of common stock at a purchase price of $5.59 and another 2.0 million shares at the closing price of $7.74, in each case the market price at the time of sale, through its At-the-Market (ATM) facility. In addition, the Company has the option to draw additional funds of up to $15.0 million through the existing debt financing agreement with Silicon Valley Bank. The Company expects that its current cash, cash equivalents and marketable securities, including the $65.0 million of gross proceeds from the ATM facility, will enable it to fund its operating plan into early 2022.

•	Collaboration revenue for the first quarter of 2020 was immaterial, compared to $41.0 million for the same period in 2019. The decrease in collaboration revenue was primarily as a result of the $40.0 million in deferred revenue that was recognized in the first quarter of 2019 associated with the discontinuation of the partnership with Takeda announced in January 2019.
•	Research and development expenses for the first quarter of 2020 were approximately $12.2 million, compared to $15.1 million for the same period in 2019. The difference was primarily due to an upfront payment for a technology license fee and timing of research efforts, a decrease in expenditures in support of partner programs, and decreased manufacturing costs for XMT-1536 and XMT-1522, offset by increased costs for XMT-1536 clinical expenses, and advancement of companion diagnostics development efforts for the NaPi2b biomarker.
•	General and administrative expenses for the first quarter of 2020 were approximately $4.9 million, compared to $4.4 million during the same period in 2019.
•	Net loss for the first quarter of 2020 was $16.9 million, or $0.35 per share, compared to a net income of $21.9 million, or $0.72 per share, for the same period in 2019. The difference year over year was primarily attributable to $40.0 million in deferred revenue that was recognized in the first quarter of 2019 as a result of the discontinuation of Takeda partnership announced in January 2019. Weighted average common shares outstanding for the quarters ended March 31, 2020 and March 31, 2019, were 47,988,630 and 30,299,650, respectively. Common shares outstanding as of May 5, 2020 were 58,949,470, inclusive of the impact of the ATM transaction and the exercise of pre-funded warrants by Biotechnology Value Fund, L.P. pursuant to the exchange agreement entered into in November 2019.

Conference Call Details

Mersana Therapeutics will host a conference call and webcast today at 8:00 a.m. ET to report financial results for the first quarter of 2020 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 9961647. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, XMT-1536, is in a Phase 1 proof-of-concept clinical trial in patients with tumors likely to express NaPi2b, including ovarian cancer and NSCLC adenocarcinoma. Mersana’s second product candidate targeting NaPi2b-expressing tumors, XMT-1592, is an ADC created using Mersana’s customizable and homogeneous Dolasynthen platform. The Company’s early stage programs include a B7-H4 targeting ADC, as well as a STING agonist ADC developed using the Company’s Immunosynthen platform. In addition, multiple partners are using Mersana’s Dolaflexin platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws. These forward-looking statements are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s business strategy and the design, progression and timing of its clinical trials. Forward-looking statements generally can be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “target,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. The Company’s operations involve risks and uncertainties, many of which are outside its control, and any one of which, or combination of which, could materially affect its results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that may materially affect the Company’s results of operations and whether these forward-looking statements prove to be correct include, among other things, that preclinical testing may not be predictive of the results or success of ongoing or later preclinical or clinical trials, that the development and testing of the Company’s product candidates and new platforms will take longer and/or cost more than planned, and that the identification of new product candidates will take longer than planned, as well as those listed in the Company’s Annual Report on Form 10-K filed on February 28, 2020, with the Securities and Exchange Commission (“SEC”) and subsequent SEC filings. In addition, while we expect that the COVID-19 pandemic might adversely affect the Company’s preclinical and clinical development efforts, business operations and financial results, the extent of the impact on the Company’s operations and the value of and market for the Company’s common stock will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, physical distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$78,426	$99,790
Working capital (1)	62,802	77,256
Total assets	95,858	107,541
Total stockholders' equity	63,091	78,318

(1) The Company defines working capital as current assets less current liabilities. See the Company's condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	March 31,	March 31,
	2020	2019
Collaboration revenue	$11	$41,035
Operating expenses:
Research and development	12,219	15,143
General and administrative	4,936	4,443
Total operating expenses	17,155	19,586
Other income (expense):
Interest income	306	452
Interest expense	(88)	--
Total other income (expense), net	218	452
Net income (loss)	$(16,926)	$21,901
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(29)	8
Comprehensive income (loss)	$(16,955)	$21,909
Net income (loss) attributable to common stockholders — basic and diluted	$(16,926)	$21,901
Net income (loss) per share attributable to common stockholders — basic	$(0.35)	$0.72
Net income (loss) per share attributable to common stockholders — diluted	$(0.35)	$0.70
Weighted-average number of shares of common stock used in net income (loss) per share attributable to common stockholders — basic	47,988,630	30,299,650
Weighted-average number of shares of common stock used in net income (loss) per share attributable to common stockholders — diluted	47,988,630	31,461,696

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Contact:

Investor & Media Contact
Sarah Carmody, 617-844-8577

scarmody@mersana.com